EXHIBIT (14)(b)

                           LUTHERAN BROTHERHOOD

                           FAMILY OF MUTUAL FUNDS

                           INDIVIDUAL RETIREMENT ACCOUNT


                           *  DISCLOSURE STATEMENT

                           *  CUSTODIAL AGREEMENT




                                  LUTHERAN
                         (LOGO)   BROTHERHOOD
                                  SECURITIES CORP.

                           DISCLOSURE STATEMENT FOR

                       LUTHERAN BROTHERHOOD MUTUAL FUNDS

                        INDIVIDUAL RETIREMENT ACCOUNTS


    The following information is being provided to you in accordance with the requirements of the Internal Revenue Service and should be read together with the Individual Retirement Plan and the prospectus for the shares of each Mutual Fund selected by you for the investment of your contributions to that Plan, copies of which you should have already received from your Lutheran Brotherhood Securities Corp. representative.

    The Individual Retirement Account is a program that may enable you to plan for your retirement with federally tax-deductible dollars. Individuals eligible to make tax deductible contributions are those who have income from employment and are younger than age 70 1/2 for the full taxable year. This Federal income tax deduction is available even if you do not otherwise itemize your deductions. In addition, any earnings on the assets held in your individual retirement account will not be subject to Federal income tax until you actually begin to receive a distribution from your account. The state income tax treatment of your account may differ, and details should be available from your state taxing authority or your own tax adviser.

    You have the right to revoke your account and receive the entire amount of your contribution by notifying Lutheran Brotherhood Securities Corp. in writing within seven (7) days of the earlier of the date of purchase or establishment of your plan. If you should decide to revoke your account the notice should be delivered or mailed to:

                        Compliance Director
                        Lutheran Brotherhood Securities Corp.
                        625 Fourth Avenue South
                        Minneapolis, Minnesota 55415
                        Telephone:  1-800-328-4552 -- Out of State
                                    1-800-752-4208 -- Minnesota Residents
                                           or
                                    (612) 339-8091

    Mailed notice will be deemed given on the date that it is postmarked (or, if sent by certified or registered mail, on the date of certification or registration). In the event that you decide to revoke your IRA and do so within such seven day period, you are entitled to a return of the entire amount of the consideration paid by you into your IRA, without adjustment for such items as sales commissions, administrative expenses, or fluctuations in market values.

    As with most other laws that provide special tax treatment, there are certain restrictions and limitations involved:


1. Only a limited amount of savings can qualify for the preferential tax treatment -- the lesser of 100% of your compensation or earnings from self-employment up to an annual maximum of $2,000 or that amount which qualifies for the maximum income deduction allowable to an individual under the Code for contribution to an IRA, unless contributions are made by your employer to a Simplified Employee Pension, in which case the annual maximum is $30,000 or that amount which qualifies for the maximum income tax deduction allowable under the Code for contribution to an SEP. Any amount contributed to the account in excess of the allowable deduction (if not refunded to you before the due date for filing your income tax return) will be subject to a nondeductible tax of 6%. Excess contributions may be corrected at any time by withdrawal without again being subject to income tax, provided that the total contributions in the year the excess contribution was made did not exceed $2,250 and that no deduction was taken for the excess contribution. If the excess contribution is withdrawn before tax filing time, there is no penalty for exceeding the $2,250 limit. Excess contributions left in the account past tax filing time are nondeductible and subject to the 6% tax; however, the amount may be deducted in a subsequent year to the extent that the individual contributes less than his/her maximum amount.

2. Contributions must be made to a Trust or Custodial account in which the Trustee/Custodian is a bank or such other person who has been approved by the Secretary of the Treasury. No part of your contribution may be invested in life insurance or be commingled with other property except in a common trust fund or common investment fund.

3. No deduction is allowed for (a) contributions other than in cash; (b) contributions made during the taxable year in which you attained age 70 1/2 or thereafter, unless the contribution is made by your employer under a Simplified Employee Pension; or (c) for any amount you contribute which was a distribution from another retirement plan ("rollover" contribution).

4. Your interest in the account must be nonforfeitable at all times.

5. An individual is allowed to transfer (rollover) his investment in one type of individual retirement plan to another without any tax liability. Also, he may rollover (tax-free) a distribution received from another qualified plan. However, strict limitations apply to rollovers, and you should seek competent tax advice in order to comply with all of the rules governing rollovers.

6. Since the purpose of the savings plan is to accumulate funds for retirement, your receipt or use of any portion of this account (for example, as collateral for a loan) before you attain age 59 1/2 would be considered as an early distribution unless the distribution is a result of death or disability. The amount of an early distribution would be includable in your gross income and would also subject you to a penalty tax equal to 10% of the distribution. Excess contributions withdrawn prior to or after tax filing time are not considered early distributions and are not includable in gross income, provided the total contributions for the year in which the excess was made did not exceed $2,250 and no deduction was taken for the excess.

7. If you or your beneficiary were to engage in any prohibited transaction (such as any sale, exchange, or leasing of any property between you and the account; or any other interference with the independent status of the account) then the account would lose its exemption from tax and be treated as having been distributed to you. The value of the entire account would be includable in your gross income, and if you were then under age 59 1/2 you would also be subject to the 10% penalty tax on early distribution.

8. The entire interest in your account must be distributed to you, or begin to be distributed to you, no later than April first following the calendar year in which you attain age 70 1/2. The distribution may be made at once in a lump-sum, or it may be made in installments. However, installment payments cannot be scheduled to be made over a period which extends beyond your life expectancy, or the combined life expectancy of you and your spouse. If the amount distributed during a taxable year is less than the minimum amount required to be distributed, the recipient would be subject to a penalty tax equal to 50% of the difference between the amount distributed and the amount required to be distributed. If you die before the entire interest is distributed to you, similar rules require prompt level payments to your beneficiary.

9. Amounts distributed to you are includable in your gross income in the taxable year that you receive them and are taxable as ordinary income, with no special lump-sum distribution treatment available. However, normal five-year income averaging may be available. Up to $100,000 of distributions paid to your beneficiary are excludable from Federal gift taxes.

10. You must file Form 5329 with the Internal Revenue Service for any taxable year for which a penalty tax is imposed.

11. The Individual Retirement Account Plan has been approved as to form for use as an account by the Internal Revenue Service. This approval is a determination only as to the form of the account and does not represent a determination of the merits of such account.

12. Detailed information about the shares of each Mutual Fund available for investment by your Individual Retirement Account must be furnished to you in the form of a prospectus governed by rules of the Securities and Exchange Commissions. Fees and other expenses of establishing and maintaining your account will be deducted from your contributions. If you have made a contribution of $1,000 to any of the Mutual Funds except the Lutheran Brotherhood Money Market Fund, on the first day of a calendar year and no further investment during that year, your contributions would be subject to the following charges:

   (a) A maximum sales charge of 5%, see fund prospectus for information on reduced charges.

   (b) Contributions to the Lutheran Brotherhood Money Market Fund are not subject to a sales charge.

          All of the Lutheran Brotherhood Funds' expenses are set forth in the prospectuses under the sections entitled: "Fund Expenses" (Lutheran Brotherhood Fund, Inc. Lutheran Brotherhood Income Fund and Lutheran Brotherhood Money Market Fund prospectuses). A historical table of per share income, expenses, distributions and other information is set forth in the "Historical Picture of Fund Shares."
      A current itemization of charges is set forth in the STATEMENT OF ADDITIONAL INFORMATION under the heading "Statement of Operations." The STATEMENT OF ADDITIONAL INFORMATION is available upon request.

          The Custodian's fee schedule is set forth in the IRA booklet and includes the annual maintenance fee of $10.00, which is not guaranteed and is subject to change. There is no assurance for growth in the value of your account or guaranty of investment results.

          You may obtain further information from any district office of the Internal Revenue Service.

DEPARTMENT OF THE TREASURY
INTERNAL REVENUE SERVICE

1111 CONSTITUTION AVENUE N.W.             In reply refer to: 50019417
WASHINGTON, DC 202240000                  FEB. 20, 1985  LTR 1233C
                                          25-1183817P
                                                                00533
                                     (REFERS TO PAGE 2) -- 00534

LUTHERAN BROTHERHOOD FUND INC
625 FOURTH AVENUE SOUTH
MINNEAPOLIS, MN 55415



District Office Code and
Case Serial Number:       504341082 NP
Name of Plan: Ira Custodial Account

Application Form: 5306
Employer Identification Number: 25-1183817
Plan Number: 001
File Number: 501662800

Dear Applicant:

In our opinion, the form of the prototype trust, custodial account, or annuity contract identified above is acceptable under section 408 of the Internal Revenue Code.

Adopters of this approved plan will be considered to have a retirement savings program that satisfies the requirements of section 408, provided they follow the terms of the program and do not engage in certain transactions specified in Code section 408(e). Please provide a copy of this letter to each person affected.

The Internal Revenue Service has not evaluated the merits of this savings program and does not guarantee contributions or investments made under the savings program.

Code section 408(l) and related regulations require that you provide a disclosure statement to each participant in this program as specified In the regulations. Publication 590, Individual Retirement Arrangements (IRA'S), gives information about the items to be disclosed.

The trustee or issuer of a contract is also required to provide to each adopting individual, annual reports of savings program transactions.

Your program may have to be amended to include or revise provisions to meet the requirements of regulations adopted after the date of this opinion letter. This letter does not express any opinion as to the applicability of Code section 4975, regarding prohibited transactions.

If you have any questions concerning IRS processing of this case and want to call us at 202-535-4972, Ms. Wiggins will be able to help you. Please refer to Letter Serial Number A101206a and the Plan Number and File Number shown in the heading of this letter. Please advise those adopting this plan to contact you if they have any questions about its operation.

You should keep this letter as a permanent record. Please notify us if you terminate the form of plan.

                                          Sincerely yours,

                                                        /s/
                                         -----------------------------------
                                         Chief, Employee Plans Technical Br.

                        LUTHERAN BROTHERHOOD FUND, INC.

                   INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT


IRS Serial Number 504341082ND
Approval Date February 20, 1985


   This Agreement, entered into by and between Depositor and State Street Bank & Trust Company (hereinafter referred to as "Custodian"), having its principal place for business at Boston, Massachusetts.

WITNESSETH:

   Whereas, the Depositor desires to provide for his retirement and for the support of his beneficiaries upon his death; and

   Whereas, to accomplish this purpose, the Depositor desires to establish an individual retirement account as described in section 408(a) of the Internal Revenue Code of 1954, as amended, or any successor statute (hereinafter referred to as "the Code");

   Now, therefore, it is agreed by and between the Depositor and the Custodian the following:


                                 ARTICLE I

   1. The Custodian may accept additional contributions in cash from the Depositor during a taxable year of the Depositor except as limited by paragraph 2.

   2. Except in the case of a rollover contribution, as that term is defined in the Code, or an employer contribution to a simplified employee pension, as defined in the Code, the Custodian will only accept cash and will not accept contributions on behalf of the Depositor for any taxable year in excess of $2,000 or that amount which qualifies for the maximum income tax deduction allowable to an individual under the Code for a contribution to an individual retirement account. Contributions on behalf of Depositor shall be made out of compensation. Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commission on insurance premiums, tips, and bonuses), and includes earned income, as defined in section 401(c)(2) (reduced by a deduction and the self-employed individual takes for contributions made to a Keogh plan). In addition, all taxable alimony received by a divorced spouse pursuant to a decree of divorce or separate maintenance is treated as a compensation for purposes of the IRA deduction limit. Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation.


                                   ARTICLE II

   The interest of the Depositor in the balance in the custodial account shall at all times be nonforfeitable.


                                   ARTICLE III

   No part of the custodial account funds shall be invested in life insurance contracts; nor may the assets of the custodial account be commingled with other property except in a common custodial account fund or a common investment fund (within the meaning of section 408(a)(5) of the Code).


                                   ARTICLE IV

   1. Distribution of the custodial account assets shall be made in whichever manner set forth in paragraph (3), and at such time as depositor shall elect by written order to Custodian, which provides for distribution to commence no later than the first day of April following the calendar year in which Depositor attains age 701/2, and no earlier than age 59 1/2 (except for distribution on account of Depositor's disability or death, return of an "excess contribution" referred to in paragraph (4) or a "rollover" from this account) if Depositor wants to avoid an "early distribution additional tax" under Code section 408(f). For that purpose, Depositor will be considered disabled if Depositor can prove disability as defined in Code section 72(m)(7). Custodian assumes no responsibility for the tax treatment of any distribution from the custodial account; such responsibility accrues solely to the person ordering the distribution.

   2. Custodian assumes (and shall have) no responsibility to make any distribution unless and until such order specifies the occasion for such distribution, the elected manner of distribution, and any declaration required by Article V. Also, before making any such distribution or before honoring any assignment of the custodial account, Custodian shall be furnished with any and all applications, certificates, waivers, signature guarantees, and other documents (including proof of any legal representative's authority) requested in its discretion by Custodian, but Custodian shall not be liable for complying with an order which appears on its face to be genuine, or for refusing to comply if not satisfied that it is genuine, and assumes, no duty of further inquiry.

   3. (a) If the distribution order is not occasioned by Depositor's death, then distribution shall be made to Depositor no later than the first day of April following the calendar year in which depositor attains age 70 1/2 in one or more of the following ways as specified in the order:

         (A) In a lump-sum.

         (B) In installments pursuant to a cash withdrawal plan, provided that in the Custodian's judgment such a plan is suitable for pre-arranging the distribution described in this subparagraph(B) is available under the rules of the Mutual Fund which shares are held in the custodial account, pursuant to which some of such shares will be liquidated periodically to yield the cash to pay each installment, and which as implemented hereunder provides for distribution in such installments over a period not to exceed 10 years from the date such distributions commence, or over a period measured by the life expectancy of Depositor or the joint life and the last survivor expectancy of Depositor and Depositor's designated beneficiary. The life expectancy referred to in this arrangement shall be determined by using applicable IRS tables, (1) first, when installment payments commence, and (2) thereafter at least as of when Depositor attains age 70. The amount of the installment payments shall be as elected by the Depositor provided, however, that beginning in the year the Depositor attains age 70 1/2, the amount distributed each year shall be at least equal to the quotient obtained by dividing the entire custodial account remaining at the beginning of such year by the life expectancy of Depositor, or the joint life and last survivor expectancy of Depositor and Depositor's designated beneficiary (whichever is applicable), determined as of when Depositor attains age 70, and recalculated no more frequently than annually. If Depositor's designated beneficiary is not Depositor's spouse, the life expectancy of such beneficiary may not be recalculated. No distribution need be made in any year, or a lesser amount may be distributed during such year, if the aggregate amounts distributed through the end of such year are at least equal to the aggregate of the minimum amounts required by this subparagraph (B) to have been so distributed. Moreover, during Depositor's lifetime the entire custodial account remaining for distribution at any time under this subparagraph (B) may, pursuant to a proper supplementary written order as specified above, be distributed to Depositor.

         (C) By the purchase and distribution of a single-premium contract meeting the requirements of section 408(b) applicable to an "individual retirement annuity" but Custodian shall not be required to distribute in this manner unless such premium is at least $1,000.00.

      (b) If Depositor dies before distribution of Depositor's custodial account has commenced or before such distribution has been completed, the following distribution provisions shall apply:

         (A) If Depositor dies after distribution of Depositor's Custodial Account has commenced -- upon receipt of a proper written order -- the Custodian shall distribute the entire amount of the remaining undistributed interest in the manner described in subparagraph 3(a)(A) of this Article or in the manner described in subparagraphs 3(a)(B) or 3(a)(C) of this Article provided such installments distribute the entire custodial account remaining at least as rapidly as the method of distribution in effect prior to Depositor's death and provided that, in Custodian's judgment, such installments are suitable for pre-arranging the distribution in this subparagraph (A) and are available under the Mutual Fund which shares are held in the custodial account.

         (B) If Depositor dies before distributions of Depositor's custodial account commences, Depositor's entire interest shall be distributed in one or more of the following ways:

            (i) Depositor's entire interest shall be distributed within five (5) years after the date of Depositor's death.

            (ii) Depositor's entire interest shall be distributed in
               installments pursuant to a cash withdrawal plan, provided that in the Custodian's judgment such a plan is suitable for pre-arranging the distribution described in this subparagraph (B), is available under the Mutual Fund which shares are held in the custodial account and which provides for distribution in such installments over a period measured by the life or life expectancy of Depositor's designated beneficiary commencing no later than one (1) year after the date of Depositor's death. The life expectancy referred to in this agreement shall be determined by using applicable IRS tables calculated when such installments commence and reduced by one for each 12-consecutive month period commencing thereafer. If Depositor's designated beneficiary is Depositor's surviving spouse, the life expectancy may be recalculated annually. If Depositor's designated beneficiary is Depositor's surviving spouse, such distribution may be elected within a period commencing with the date of Depositor's death and ending on the date Depositor would have attained age 70 1/2, not to exceed five (5) years from Depositor's death. The entire custodial account remaining for distribution may, at any time during beneficiary's lifetime, be distributed to beneficiary pursuant to a proper supplementary written order.

            (iii) If Depositor's designated beneficiary is Depositor's surviving spouse, the spouse may elect to treat the custodial account as his or her own individual retirement account.
               This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the account, makes a rollover to or from the account, or fails to elect distribution in a manner described in paragraphs 3(b)(B)(i) or 3(b)(B)(ii) of this Article.

            (iv) For the purpose of subparagraph (3)(b)(B) of this Article, any distributions paid to a child of Depositor, shall be treated as if such distributions were paid to Depositor's surviving spouse if the remainder of Depositor's interest becomes payable to such spouse when the child reaches the age of majority.

               If Depositor dies before distribution has commenced, or before such distribution has been completed, the beneficiary is other than Depositor's surviving spouse, no additional cash contributions or rollover contributions may be accepted by the custodial account. The beneficiary shall be the estate of the Depositor or the Depositor's surviving spouse (whichever is applicable), except to the extent that the Depositor or the Depositor's surviving spouse (whichever is applicable) is survived at least forty-eight hours by a person or persons effectively designated to receive the same on a beneficiary form acceptable to the Custodian for use under this agreement, signed by the designated person and filed with Custodian before the designating person's death in which case such person or persons designated shall be the beneficiary to whom distribution shall be made after the Depositor's death or the death of the surviving spouse (whichever is applicable). The form if any, last filed with Custodian within that time limit shall be controlling and whether or not fully dispositive of the custodial account, shall revoke all such forms previously filed by that person. The Custodian shall accept all such specifications of beneficiary only in the Commonwealth of Massachusetts, and they shall be considered part of this agreement for purposes of this Article IV. No beneficiary of this custodial account shall have the right to anticipate any part of the custodial account fund or to sell, assign, transfer, pledge or hypothecate any part thereof, nor shall the same be liable for the debts of any beneficiary or subject to any seizure, attachment, execution or any other legal process.

   4. If during a taxable year Depositor contributes under Article I total amounts which exceed the amount deductible by Depositor for that year, or because Depositor loses Depositor's status as an eligible individual, or because Depositor attained age 70 1/2 in that year, then -- upon receiving written notice specifying the year in question, the amount of the excess, the reason it is an excess, and the amount of net income in the custodial account attributable to such excess -- Custodian shall distribute cash to Depositor in an amount equal to the sum of such excess and earnings. If the excess contributions did not arise because Depositor lost eligible status or attained age 70 1/2, then (in Custodian's discretion unless otherwise instructed by Depositor) in lieu of being distributed, said sum (without deduction for any sales or administrative charge attributable thereto) shall be treated by Depositor as a contribution in the then current or a succeeding taxable year.

   5. When and after distributions of the custodial account to a beneficiary commence, all rights and obligations assigned to Depositor by provisions of this Agreement shall inure to, and be enjoyed and exercised by, beneficiary, instead of Depositor. Until such distributions commence to such a person, the Custodian shall not be responsible for treating such person's predecessor to such rights and obligations as still possessing the same.


                                   ARTICLE V

   Except in the case of the Depostor's death or disability (as defined in section 72(m) of the Code) or attainment of age 59 1/2, before distributing an amount from the account, the Depositor shall furnish the Custodian with a declaration of the Depositor's intention as to the disposition of the amount distributed.


                                   ARTICLE VI

   1. The Depositor agrees to provide information to the Custodian at such time and in such manner and containing such information as may be necessary for the Custodian to prepare any reports required pursuant to section 408(i) of the Code and the regulations thereunder.

   2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor at such time and in such manner and containing such information as is prescribed by the Internal Revenue Service.


                                  ARTICLE VII

   The amendment procedure for this Agreement shall be as follows:

   1. The Custodian and the Depositor authorize Lutheran Brotherhood
      Fund, Inc. to amend this Agreement in any respect at any time, effective on a stated date, in order to meet the requirements of section 408(a) of the Code or successor provision of law, to obtain expediently an Internal Revenue Service determination, opinion or ruling that such requirements are necessary or to conform with other applicable laws. Lutheran Brotherhood Fund, Inc. will give prompt written notice to the Depositor and the Custodian of any such amendment.

      Any amendment to this Agreement other than one made for the purpose set forth in the preceding paragraph shall be effective unless objected to by the Depositor. No amendment shall place greater burden on the Custodian without its written consent.

   2. This Article VII shall not be construed to reduce Custodian's freedom to agree with distributors of Mutual Fund shares, or others, upon the terms by which shares of additional Mutual Funds may be chosen for investment as contemplated in Article VIII, paragraph 4, or Custodian's freedom to substitute fee schedules in the manner provided by Article VIII, paragraph 3(b), and no such agreement or substitution shall be deemed to be an amendment of agreement.


                                ARTICLE VIII

   1. Depositor's Selection of Mutual Fund

      Depositor directs Custodian to invest all custodial account funds in investment shares issued by the Mutual Fund, or Funds, selected by the Depositor on the IRA Application completed on even date herewith, until Depositor hereafter gives Custodian contrary instructions pursuant to Article VIII, paragraph 4 before, which governs investment of the custodial account in "Mutual Fund" shares.

   2. Initial Deposit

      (a) Initial Periodic Contribution. Depositor herewith deposits the amount specified on the IRA Application in cash to be invested under this Agreement. Depositor contemplates future contributions within the limits specified in Article I, paragraph 2. All future contributions shall be sent to Custodian by Depositor and not by Depositor's employer, except as otherwise agreed to by the Custodian.

      (b) Rollover Contribution. Depositor herewith makes a deposit of the amount specified on the IRA Application in cash, except as otherwise agreed to by the Custodian, to be invested under this Agreement, and WARRANTS (1) that the entire such amount is a "rollover contribution" received within sixty (60) days as a qualifying distribution from an employees' trust, or an employee annuity, or a distribution from an individual retirement account or individual retirement annuity, or a U.S. retirement bond, as described in Internal Revenue Code sections 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8), 405(d)(3), 408(d)(3), or 409(b)(3)(C); (2)
         that in the case of a rollover from an employees' trust or employee annuity, the entire excess of the distribution, or a portion thereof, over amounts considered contributed thereto by Depositor (and no more) makes up this rollover contribution; (3) that in the case of a rollover from another individual retirement account or individual retirement annuity, or a U.S. retirement bond, Depositor did not receive another distribution from such account, annuity or bond within one year prior to receiving this rollover contribution;
         (4) except as provided in (2), the property being contributed is the same property or the proceeds attributable to the sale of that property received by the Depositor, and (5) that in the case of a rollover from an employee's trust or employee annuity, Depositor agrees to make no additional contributions, unless such additional contributions are part of a qualifying distribution, as described in Internal Revenue Code sections 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8), 405(d)(3), 408(d)(3), or 409(b)(3)(c).)

   3. Custodian's Fees

      (a) For establishing this Agreement, Depositor agrees to pay Custodian the fees specified in its current fee schedule.

      (b) Upon thirty (30) days prior written notice, Custodian may substitute a new fee schedule. Custodian's fees, any income, gift, estate and inheritance taxes and other taxes of any kind whatsoever, including transfer taxes incurred in connection with the investment or reinvestment of the assets of the custodial account, that may be levied or assessed in respect to such assets; and all other administrative expenses incurred by Custodian in the performance of its duties including fees for legal services rendered to Custodian, may be charged to the custodial account, with the right to liquidate Mutual Fund shares for this purpose, or (at Custodian's options) to the Depositor.

   4. Custodian Account

      (a) This Agreement shall take effect only when accepted and signed by Custodian. As directed, Custodian shall then open and maintain a separate custodial account for Depositor and invest the initial contribution hereunder in shares of the Mutual Fund designated by Depositor in the IRA Application. "Mutual Fund" means a regulated investment company as defined in Internal Revenue Code section 851(a).

      (b) Every subsequent contribution shall be accompanied by written instructions from Depositor stating Depositor's choice of the Mutual Fund named in the applicable list available from the distributor of the shares of any Mutual Fund invested in hereunder, either originally or thereafter. Depositor agrees that the listing shall not be construed as an endorsement by Custodian of the Mutual Funds in which contributions may be invested, final choice of which is in the sole discretion of Depositor. The Custodian does not undertake to render any investment advice whatsoever to Depositor; its sole duties are those prescribed in Article VIII, paragraph 5(b).

      (c) The Custodian shall invest subsequent contributions as directed. However, if any such written instructions are not received as required, or if received, are in the opinion of Custodian unclear, or if the accompanying contribution exceeds $2,000, Custodian may hold or return all or a portion of the contribution uninvested without liability for loss of income or appreciation, and without liability for interest, pending receipt or written instructions or clarification.

      (d) All dividends and capital gain distributions received on shares of a Mutual Fund held in the custodial account shall (unless received in additional such shares) be reinvested in shares of that Mutual Fund, if available, which shall be reinvested in shares of that Mutual Fund, if available, which shall be credited to the account. If any distribution on such shares may be received at the election of the shareholder in additional such shares or in cash or other property, Custodian shall elect to receive it in additional such shares.

      (e) All Mutual Fund shares acquired by Custodian hereunder shall be registered in the name of Custodian (with or without identifying Depositor) or of its nominee. Custodian shall deliver, or cause to be executed and delivered, to Depositor all notices, prospectuses, financial statements, proxies and proxy soliciting materials relating to such Mutual Fund shares held in the custodial account. Custodian shall not vote any such Mutual Fund shares except in accordance with any written instructions received from Depositor.

   5. Additional Provisions Regarding the Custodian

      (a) Custodian shall keep adequate records of transactions it is required to perform hereunder. Not later than sixty (60) days after the close of each calendar year or after the Custodian's resignation or removal pursuant to Article VIII, paragraph 6(a), Custodian shall render to Depositor or Depositor's legal representative a written report or reports reflecting the transactions effected by it during such period and the assets and liabilities of the custodial account at the close of the period. Sixty (60) days after rendering such report(s), Custodian shall (to the extent permitted by law) be forever released and discharge from all liability and accountability to anyone with respect to its acts and transactions shown in or reflected by such report(s), except with respect to those as to which Depositor or Depositor's legal representative shall have filed written objections with the Custodian within the latter such sixty-day period.

      (b) Custodian shall receive and invest contributions as directed by Depositor, hold and distribute such investments, and keep adequate records and report thereon, all in accordance with this Agreement. The parties do not intend to confer any other fiduciary duties on Custodian, and none shall be implied. Custodian shall not be liable (and assumes no responsibility) for the collection of contributions, the deductibility of any contribution or its propriety under this Agreement, or the purpose or propriety of any distribution ordered in accordance with Article IV, which matters are the responsibility of Depositor or Depositor's legal representative.

      (c) Depositor, to the extent permitted by law, shall always fully indemnify Custodian and save it harmless from any and all liability whatsoever which may arise in connection with this Agreement and matters which it contemplates, except that which arises due to Custodian's negligence and willful misconduct. Custodian shall not be obligated or expected to commence or defend any legal action or proceeding in connection with this Agreement or such matters unless agreed upon by Custodian and Depositor or said legal representative, and unless fully indemnified for so doing to Custodian's satisfaction.

      (d) Custodian may conclusively rely upon and shall be protected in acting upon any written order from Depositor or Depositor's legal representative or any other notice, request, consent, certificate or other instrument or paper believed by it to be genuine and to have been properly executed, and, so long as it acts in good faith, in taking or omitting to take any other action in reliance thereon.

   6. Resignation or Removal of Custodian

      (a) Custodian may resign at any time upon thirty (30) days notice in writing to Depositor, and may be removed by Depositor at any time upon thirty (30) days notice in writing to Custodian. Upon such resignation or removal, Depositor shall appoint a successor Custodian to serve under this Agreement. Upon receipt by Custodian of written acceptance of such successor the assets of the custodial account and all necessary records (or copies thereof) pertaining thereto, provided that (at Custodian's request) any successor Custodian shall agree not to dispose of any such records without Custodian's consent. Custodian is authorized, however, to reserve such a portion of such assets as it may deem advisable for payment of all its fees, compensation, costs, and expenses, or for payment of any other liabilities constituting a charge on or against the assets of the custodial account or on or against Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor Custodian.

      (b) Custodian shall not be liable for the acts or omissions of such successor Custodian.

      (c) The Custodian, and every successor Custodian appointed to serve under this agreement, must be a bank as defined in Code section 401(d)(1) or such other person who qualifies to serve in the manner prescribed by Code section 408(a)(2) and satisfies the Custodian, upon request, as to such qualifications.

      (d) After Custodian has transferred the Custodian account assets (including any reserve balance as contemplated above) to the successor Custodian, Custodian shall be relieved of all further liability with respect to this Agreement, the custodial account, and the asserts thereof.

   7. Termination of Account

      (a) Custodian shall terminate the custodial account if within thirty (30) days after its resignation or removal pursuant to Article VIII, paragraph 6, Depositor has not appointed a successor Custodian which has accepted such appointment.
         Termination of the custodial account shall be affected by distributing all assets thereof in cash or in kind to Depositor in a lump-sum, subject to Custodian's right to reserve funds as provided in said paragraph 6.

      (b) Upon termination of the custodial account in any manner provided for in this paragraph 7, this Agreement shall terminate and have no further force and effect, and Custodian shall be relieved from all further liability with respect to this Agreement, the custodial account, and all assets thereof so distributed.

   8. Miscellaneous

      (a) Any notice from Custodian to Depositor provided for in this Agreement shall be effective if sent by first-class mail to Depositor at Depositor's last address on Custodian's records.

      (b) This Agreement is accepted by Custodian in and shall be construed and administered in accordance with the laws of the Commonwealth of Massachusetts. This Agreement is intended to qualify under section 408 of the Code as an Individual Retirement Account and to entitle Depositor to the Retirement Savings deduction under section 219 or 220 of the Code, and, if any provision hereof is subject to more than one interpretation or any term used herein is subject to more than one construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with that intent.

                              LUTHERAN
                     (LOGO)   BROTHERHOOD
                              SECURITIES CORP.

                              625 FOURTH AVENUE SOUTH
                              MINNEAPOLIS, MINNESOTA 55415


            Sole distributor of the Lutheran Brotherhood Family of Funds




           THIS LITERATURE MUST BE PRECEDED OR ACCOMPANIED BY A PROSPECTUS OF THE FUNDS.